                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                             Key Energy Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                             KEY ENERGY GROUP, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                            EAST BRUNSWICK, NJ 08816

                                                               November   , 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Key Energy Group, Inc. (the "Company") to be held at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, at 11:00 A.M. on Tuesday, December 8, 1998.


     Matters to be considered and acted upon by the Stockholders include (i) the election of six directors; (ii) a proposal to amend the Company's Amended and Restated Articles of Incorporation to change the name of the Company to "Key Energy Services, Inc." (the "Amendment"); and (iii) a proposal to adopt the Key Energy Group, Inc. Performance Compensation Plan. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.


     The adoption of the Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company. The failure to vote in person or by proxy, or an abstention from voting, will have the same effect as a vote against the Amendment. Therefore, the Directors urge each Stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not prevent a Stockholder from voting in person at the meeting.

                                          Sincerely,

                                          Francis D. John
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                             KEY ENERGY GROUP, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 8, 1998

                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Key Energy Group, Inc. will be held at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 on Tuesday, December 8, 1998 at 11:00 A.M. (Eastern Standard Time), to consider and act upon the following matters:

     (1) To elect six Directors for the ensuing year or until their successors are elected and qualified;


     (2) To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to change the name of the Company to "Key Energy Services, Inc.";



     (3) To consider and act upon a proposal to adopt the Key Energy Group, Inc. Performance Compensation Plan; and



     (4) To consider and act on such other business as may properly come before the Annual Meeting.


     The Board of Directors has fixed the close of business on November 3, 1998, as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only those Stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting.

     A complete list of the Stockholders entitled to vote at the Annual Meeting will be open for inspection at the Company's offices, Two Tower Center, 20th Floor, East Brunswick, New Jersey, at least 10 days before the Annual Meeting.

                                          By Order of the Board of Directors

                                          Jack D. Loftis, Jr.
                                          Secretary

East Brunswick, New Jersey
November   , 1998

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE MEETING.

                             KEY ENERGY GROUP, INC.
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816

                                PROXY STATEMENT
                                      FOR
                          ANNUAL STOCKHOLDERS MEETING
                          TO BE HELD DECEMBER 8, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Key Energy Group, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 at 11:00 A.M. on Tuesday, December 8, 1998, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the
Company's Stockholders on or about November   , 1998. The Company's Annual
Report to Stockholders for the fiscal year ended June 30, 1998, is being mailed to Stockholders with the mailing of this Proxy Statement.

     The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. In addition, D.F. King & Co. has been engaged to solicit proxies for the Company for a fee of $5,000, plus costs and expenses.

REVOCABILITY OF PROXIES

     Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised, by delivering to the Secretary of the Company at its principal executive offices located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816, a written notice of revocation or another duly executed proxy bearing a later date. A Stockholder also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE, VOTING AND SHARE OWNERSHIP


     Only holders of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on November 3, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Each share of Common Stock is entitled to one vote. On the Record Date there were outstanding and entitled to vote 18,293,055 shares of Common Stock.



     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast (9,146,528 shares) will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Directors listed herein and in favor of the other matters set forth in the Notice of Annual Meeting accompanying this Proxy Statement. A Stockholder marking the proxy "Abstain" will not be counted as voting in favor of or against the particular proposals from which the Stockholder has elected to abstain. If a quorum exists, a proposal can be adopted by an affirmative vote of (i) in the case of election of Directors, a plurality; (ii) in the case of the proposal to adopt the amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to change the Company's name to "Key Energy Services, Inc." (the "Amendment"), two-thirds of the issued and outstanding shares of Common Stock; and (iii) in the case of the proposal to adopt the Key Energy Group, Inc. Compensation Plan, a majority of the votes cast on that matter. Since the proposal to adopt the Amendment requires the affirmative vote of two-thirds of the issued and outstanding shares of Common Stock, as opposed to a percentage of the issued and outstanding shares of Common Stock that are present at the Annual Meeting (and for which a vote for the proposal has been cast), the failure to vote in person or by proxy will have the same effect as a vote against the Amendment.

     Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by "broker non-votes" as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners of persons entitled to vote;
(ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity; and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

                             ELECTION OF DIRECTORS


     At the Annual Meeting, six Directors are to be elected, each Director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified unless such Director resigns or is properly removed from office prior to such time. The persons named in the accompanying proxy have been designated by the Board of Directors, and unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. All of the nominees previously have been elected as Directors by the Stockholders. If any of the nominees become unavailable to serve, the shares represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.


     Certain information concerning the nominees is set forth below.


                                                                                   COMMON STOCK
                                                                                BENEFICIALLY OWNED
                                                                               NOVEMBER 3, 1998(1)
                                                                              ----------------------
                                                                  DIRECTOR                 PERCENT
NAME                                    POSITION           AGE     SINCE      SHARES     OF CLASS(2)
----                                    --------           ---    --------    -------    -----------
Francis D. John(3)(6)..........  Chairman of the Board,    44       1988      474,535        2.5%
                                 President and Chief
                                 Executive Officer
Kevin P. Collins(3)(4)(7)......  Director                  47       1996      111,738          *
William Manly(4)(5)(8).........  Director                  75       1989       72,709          *
W. Phillip Marcum(5)(9)........  Director                  54       1996      111,738          *
David J. Breazzano(3)(4)(10)...  Director                  42       1997       10,000          *
Morton Wolkowitz(3)(5)(11).....  Director                  70       1989      398,616        2.2%


---------------
  *  Less than one percent.

 (1) Includes all shares with respect to which each person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares.


 (2) Based on 18,293,055 shares of Common Stock outstanding at November 3, 1998 plus, for each beneficial owner, those number of shares underlying currently exercisable options or warrants held by each executive officer or Director.


 (3) Member of the Executive Committee.

 (4) Member of the Audit Committee.

 (5) Member of the Compensation Committee.

 (6) Includes 437,500 shares issuable upon the exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include (i) 437,500 shares issuable pursuant to options that have not vested; and (ii) 50,045 shares held by Mr. John as custodian for his two children.

 (7) Includes 56,666 shares issuable upon the exercise of vested options. Does not include 63,334 shares issuable pursuant to options that have not vested.

 (8) Includes 70,000 shares issuable upon the exercise of vested options. Does not include 50,000 shares issuable pursuant to options that have not vested.

 (9) Includes 56,666 shares issuable upon the exercise of vested options. Does not include 63,334 shares issuable pursuant to options that have not vested.

(10) Includes 10,000 shares issuable upon the exercise of vested options. Does not include 40,000 shares issuable pursuant to options that have not vested.

(11) Includes 97,000 shares issuable upon the exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include 58,000 shares issuable pursuant to options that have not vested.

     Francis D. John has been Chairman of the Board since August 1996 and the Chief Executive Officer since October 1989. He has been a Director and President since June 1988 and served as the Chief Financial Officer from October 1989 through July 1997. Before joining the Company, he was Executive Vice President of Finance and Manufacturing of Fresenius U.S.A., Inc. Mr. John previously held operational and financial positions with Unisys, Mack Trucks and Arthur Andersen. He received a BS from Seton Hall University and an MBA from Fairleigh Dickinson University.


     David J. Breazzano has been a Director since October 1997. Mr. Breazzano is currently one of the founding principals at DDJ Capital Management, LLC, an investment management firm which was established in 1996. Mr. Breazzano previously served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. He is also a director of Waste Systems International, Inc. and Samuels Jewelers, Inc. He holds a BS from Union College and an MBA from Cornell University.


     Kevin P. Collins has been a Director since March 1996. Mr. Collins is a managing member of the Old Hill Company LLC. From 1992 to 1997, he has served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a Director of WellTech, Inc. ("WellTech") from January 1994 until March 1996 when WellTech was merged into the Company (the "WellTech Merger"). He holds a BS and an MBA from the University of Minnesota.

     William Manly has been a Director since December 1989. He retired from his position as an Executive Vice President of Cabot Corporation in 1986, a position he had held since 1978. Mr. Manly is a Director of Metallamics, Inc. and CitiSteel, Inc. He holds a BS and an MS from the University of Notre Dame.


     W. Phillip Marcum has been a Director since March 1996. Mr. Marcum was a director of WellTech from January 1994 until March 1996. From October 1995 until March 1996, Mr. Marcum was the acting Chairman of the Board of Directors of WellTech. He has been Chairman of the Board, President and Chief Executive Officer of Marcum Natural Gas Services, Inc. since January 1991 and is a Director of TestAmerica, Inc. He holds a BBA from Texas Tech University.


     Morton Wolkowitz served as President and Chief Executive Officer of Wolkow Braker Roofing Corporation, a company that provided a variety of roofing services, from 1958 through 1989. Mr. Wolkowitz has been a private investor since 1989. He holds a BS from Syracuse University.

BOARD AND COMMITTEE MEETINGS


     During the fiscal year ended June 30, 1998, the Board of Directors held eight meetings. Each of the current directors who then was in office attended at least 75% of the meetings of the Board of Directors and all committees thereof on which such Director served.

     The Board of Directors has designated an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee may take such actions as the Board delegates to it. The Executive Committee held two meetings during fiscal year 1998. The Audit Committee meets with the Company's independent auditors at least twice annually to review financial results, internal financial controls and procedures, and audit plans and recommendations. It also recommends the selection, retention or termination of independent public accountants, approves services provided by the independent public accountants before providing such services, and evaluates the possible effect the performance of such services will have on their independence. The Audit Committee held two meetings during fiscal year 1998. See "Additional
Information -- Auditors." The Compensation Committee recommends to the Board of Directors the compensation of Executive Officers and Directors and the adoption of stock grant and stock option plans. The Compensation Committee held two meetings during fiscal year 1998.


DIRECTOR COMPENSATION


     Compensation for the non-employee Directors for fiscal year 1998 was $3,000 per month. Such compensation is for service as a Director as well as for advisory services that Directors may provide the Company from time to time. Directors also are reimbursed for travel and other expenses directly associated with Company business. All non-employee Directors have been granted options to purchase shares of Common Stock under the Key Energy Group, Inc. 1997 Incentive Plan (the "1997 Incentive Plan"). During fiscal year 1998, no options were granted to Directors under the 1997 Incentive Plan.


EXECUTIVE OFFICERS

     The Company's executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders. All the Company's executive offices are listed below, with the exception of Mr. John, who is included in the foregoing table.

     Kenneth V. Huseman, 45, has served as Executive Vice President of the Company since March 1996 and as Chief Operating Officer of the Company since August 1996. He was the Mid-Continent Regional President of WellTech from August 1994 to March 1996, and Vice President and Mid-Continent Regional Manager of WellTech from April 1993 to August 1994. Before serving at WellTech, he worked for Pool Energy Services Co. He holds a BBA from Texas Tech University.

     Stephen E. McGregor, 49, joined the Company in July 1997 as an Executive Vice President and Chief Financial Officer and has held the title of Treasurer since January 1998. From July 1995 until July 1997, he was Senior Advisor to BT Wolfensohn and its predecessor James D. Wolfensohn, Inc. He was President and Member of Pacific Century Group L.L.C. from September 1993 until July 1995, and was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in its Washington, D.C. and London, England offices from 1982 until 1993. Mr. McGregor also served as Deputy Assistant Secretary for Oil and Gas Policy during the Carter Administration and before that was counsel to the United States Senate Commerce Committee. Mr. McGregor has a B.A. degree from Boston University and a J.D. from the College of William and Mary.

     Danny R. Evatt, 39, has served as Vice President and Chief Accounting Officer of the Company, or its functional equivalent, since July 1990. Mr. Evatt served as the Company's Treasurer from July 1990 until January 1998 at which time he was also appointed Chief Information Officer. In addition to serving as Chief Information Officer, Mr. Evatt currently holds the title of Vice President of Financial Operations. He holds a BBA from Texas A&M University.

     James Byerlotzer, 52, joined the Company in September 1998 as Vice President -- Permian Basin Operations after the Company's acquisition of Dawson Production Services, Inc. ("Dawson"). From February 1997 to September 1998, he served as the Senior Vice President and Chief Operating Officer of Dawson. From 1981 to 1997, Mr. Byerlotzer was employed by Pride Petroleum Services, Inc. ("Pride"). Beginning in February 1996, Mr. Byerlotzer served as the Vice President Domestic Operations of Pride. Prior to that time, he served as Pride's Vice President -- Permian Basin and in various other operating positions in Pride's Gulf Coast and California operations. Mr. Byerlotzer holds a BA from the University of Missouri in St. Louis.

     Michael R. Furrow, 47, joined the Company in September 1998 as Vice President -- Western Operations after the Company's acquisition of Dawson. From February 1997 to September 1998 he served as Vice President of Permian Basin Region of Dawson. From February 1990 to February 1997 he held the positions of Vice President, area manager and regional manager in Alice and Midland, Texas and Bakersfield, California for Pride. Prior to that he was Vice
President -- Production with Harkins & Company in Alice, Texas from 1984 to 1990, and was with Shell Oil Company in Houston and New Orleans from 1969 to 1984. Mr. Furrow holds a BS in Civil Engineering from the University of Nebraska.

MANAGEMENT STOCKHOLDINGS

     The following table provides information as of November 3, 1998 with respect to the shares of Common Stock beneficially owned by (i) each Director and executive officer of the Company and (ii) all Directors and executive officers as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person. The Company does not know of any person beneficially owning more than 5% of the outstanding Common Stock.


                                                                           PERCENTAGE OF
                                                              NUMBER OF     OUTSTANDING
NAME OF BENEFICIAL OWNER                                      SHARES(1)      SHARES(2)
------------------------                                      ---------    -------------
Francis D. John(3)..........................................    474,535         2.5%
Kevin P. Collins(4).........................................    111,738           *
William Manly(5)............................................     72,709           *
W. Philip Marcum(6).........................................    111,738           *
David J. Breazzano(7).......................................     10,000           *
Morton Wolkowitz(8).........................................    398,616         2.2%
Danny R. Evatt(9)...........................................     31,250           *
Kenneth V. Huseman(10)......................................    188,656         1.0
Stephen E. McGregor(11).....................................     75,000           *
James Byerlotzer(12)........................................      2,500           *
Michael R. Furrow(13).......................................      2,500           *
                                                              ---------         ---
Directors and Executive Officers as a group (11 persons)....  1,479,242         7.7%
                                                              =========         ===


---------------
  *  Less than 1%

 (1) Includes all shares with respect to which each Director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or to dispose or to direct the disposition of such shares. Includes shares that may be purchased under currently exercisable stock options granted under the 1997 Incentive Plan.


 (2) Based on 18,293,055 shares of Common stock outstanding at November 3, 1998, plus, for each beneficial owner, those number of shares underlying currently exercisable options or warrants held by each executive officer or Director.


 (3) Includes 437,500 shares issuable upon exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include (i) 437,500 shares issuable pursuant to options that have not vested, and (ii) 50,045 shares held by Mr. John as custodian for his two children.

 (4) Includes 56,666 shares issuable upon the exercise of vested options. Does not include 63,334 shares issuable pursuant to options that have not vested.

 (5) Includes 70,000 shares issuable upon the exercise of vested options. Does not include 50,000 shares issuable pursuant to options that have not vested.

 (6) Includes 56,666 shares issuable upon the exercise of vested options. Does not include 63,334 shares issuable pursuant to options that have not vested.

 (7) Includes 10,000 shares issuable upon the exercise of vested options. Does not include 40,000 shares issuable pursuant to options that have not vested.


 (8) Includes 97,000 shares issuable upon the exercise of vested options and 6,914 shares issuable pursuant to currently exercisable warrants. Does not include 58,000 shares issuable pursuant to options that have not vested.


 (9) Includes 26,250 shares issuable upon the exercise of vested options. Does not include 18,750 shares issuable pursuant to options that have not vested.



(10) Includes 175,000 shares issuable upon the exercise of vested options. Does not include 325,000 shares issuable pursuant to options that have not vested.



(11) Includes 75,000 shares issuable upon the exercise of vested options. Does not include 275,000 shares issuable pursuant to options that have not vested.


(12) Including 2,500 shares issuable upon the exercise of vested options. Does not include 7,500 shares issuable pursuant to options that have not vested.

(13) Including 2,500 shares issuable upon the exercise of vested options. Does not include 7,500 shares issuable pursuant to options that have not vested.

REQUIRED VOTE

     The six nominees for election as Directors who receive the greatest number of votes shall be elected as Directors.

     The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees listed above.

      PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

     The Board of Directors has proposed an amendment (the "Amendment") to the Company's Articles of Incorporation which, if adopted, would change the name of the Company to "Key Energy Services, Inc."


     The Board of Directors believes that the name "Key Energy Services, Inc." more adequately reflects the business of the Company and is more consistent with the Company's ongoing operations, thereby benefitting both the Company and its stockholders.


     Set forth in Exhibit A to this Proxy Statement are the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company. If this proposal is adopted by the Stockholders, the Amended and Restated Articles would be amended as provided therein.

REQUIRED VOTE

     The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to approve the Amendment. Since the affirmative vote of two-thirds of the issued and outstanding shares of Common Stock is required to approve the amendment, as opposed to a specified percentage of the shares present and voting at the Annual Meeting, the failure to vote in person or by proxy, or an abstention from voting, will have the same affect as a vote against the Amendment.

     The Board of Directors recommends that the Stockholders vote FOR the Amendment.


                 APPROVAL OF THE PERFORMANCE COMPENSATION PLAN



     The Board of Directors proposes that the stockholders approve the Key Energy Group, Inc. Performance Compensation Plan (the "Performance Compensation Plan"), a copy of which is attached to this Proxy Statement as Exhibit B. Stockholders are encouraged to review the Performance Compensation Plan carefully. The following summary of the Performance Compensation Plan is qualified in its entirety by a reference to the Performance Corporation Plan.

     On November 4, 1998, the Compensation Committee adopted the Performance Compensation Plan, subject to approval by stockholders at the Annual Meeting. The Performance Compensation Plan is being submitted to stockholders in an effort to meet the requirements for deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. If stockholder approval of the Performance Compensation Plan is not obtained, no payments will be made under the Performance Compensation Plan.



     If approved by stockholders, the Performance Compensation Plan will be effective as of January 1, 1999 (the "Effective Date") and will be applicable for the Company's full fiscal year ending on June 30, 1999 and for the five full fiscal years of the Company ending June 30, 2004 unless terminated earlier by the Company. All of the Company's executive officers are eligible to participate in the Performance Compensation Plan. Under the Performance Compensation Plan, those executive officers of the Company designated by the Compensation Committee (a "Participant") within 90 days following either (i) the Effective Date of the Performance Compensation Plan or (ii) the first day of such fiscal year, as the case may be, will be eligible to receive a bonus under the Performance Compensation Plan. For each fiscal year commencing with fiscal year 1999, the formula for calculating the bonus to which a Participant may be deemed to be entitled under the Performance Compensation Plan will be determined in writing by the Compensation Committee, not later than 90 days after either (i) the Effective Date of the Performance Compensation Plan or (ii) the beginning of each fiscal year, as the case may be. Such formula will be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income;
(d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and (i) attainment of balance sheet criteria, including but not limited to reduction(s) in long-term and short-term indebtedness.



     Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant's bonus. The Compensation Committee, in its sole discretion, may reduce the amount of the bonus of any Participant. The aggregate amount(s) of any bonus or bonuses which may be paid in any fiscal year pursuant to the Performance Compensation Plan shall not exceed an amount which would cause the cost of the Plan for any fiscal year to amount to more than 10% of the Company's average annual income before taxes for the Company's five (5) full fiscal years preceding the Effective Date of the Plan. The Performance Compensation Plan may be amended by the Compensation Committee provided that no such action may retroactively impair or otherwise adversely affect the rights of any Participant prior to the date of such action.



     Since amounts payable under the Performance Compensation Plan will be based on future performance and will be subject to the right of the Compensation Committee to reduce the amount of the bonus of any Participant, such amounts are not determinable at the present time.



REQUIRED VOTE



     The affirmative vote of a majority of the votes cast on the proposal to approve the Performance Compensation Plan is required to approve the Performance Compensation Plan.



     The Board of Directors recommends a vote FOR approval of the Performance Compensation Plan.

                               OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth the compensation, including bonuses, earned by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers (other than the Chief Executive Officer) during each of the three fiscal years ended June 30, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG TERM
                                                            ANNUAL               COMPENSATION
                                                       COMPENSATION(1)       ---------------------
                                                     --------------------           SHARES
NAME AND PRINCIPAL POSITION                  YEAR     SALARY      BONUS      UNDERLYING OPTIONS(2)
---------------------------                  ----    --------    --------    ---------------------
Francis D. John............................  1998    $395,000    $      0                --
President and Chief Executive Officer        1997     341,250     500,000           250,000
                                             1996     325,000     257,250(3)             --(4)
Kenneth V. Huseman.........................  1998     240,000     400,000(5)             --
Executive Vice President and Chief           1997     200,000     125,000           100,000
Operating Officer                            1996      45,000(6)       --           100,000
Stephen E. McGregor........................  1998     272,500(7)  275,000(8)        250,000
Executive Vice President, Chief Financial    1997          --          --                --
Officer and Treasurer                        1996          --          --                --
Danny R. Evatt.............................  1998     137,500      30,000                --
Chief Information Officer and Vice           1997     125,000      25,080            15,000
President of Financial Operations            1996     115,000      41,250            50,000
C. Ron Laidley.............................  1998     225,000          --                --
President of Yale E. Key(9)                  1997     204,000      95,000            20,000
                                             1996     194,000      97,250           125,000
Kenneth C. Hill............................  1998     190,000      35,000                --
Vice President(9)                            1997     180,000      50,000            10,000
                                             1996      45,000(6)       --            75,000


---------------
(1) Perquisites and other personal benefits in each year to each named executive office did not exceed the lesser of $50,000 or 10 percent of such individuals total salary and bonus.

(2) Represents the number of shares issuable pursuant to vested and non-vested stock options granted during the applicable fiscal year.

(3) Consists of (i) $150,000 paid as a bonus under Mr. John's employment agreement in connection with the WellTech Merger and (ii) $107,250 paid as a performance bonus for services rendered in fiscal 1996.

(4) In October 1995 Mr. John agreed to exchange 180,000 shares of Common Stock in which he was vested pursuant to a predecessor stock option plan to the 1997 Incentive Plan for (i) options to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share and (ii) $300,000 in cash. Such options were issued and such cash was paid to Mr. John in November 1996.

(5) The Board awarded Mr. Huseman this discretionary bonus after fiscal 1998 in recognition of the successful completion of a series of acquisitions in fiscal 1998 and fiscal 1999.

(6) Messrs. Huseman and Hill became executive officers of the Company upon consummation of the WellTech Merger. This amount represents salary from March 29, 1996 to June 30, 1996. Messrs. Huseman's and Hill's annual salary for the 1996 fiscal year was $180,000.

(7) Includes payments made to Mr. McGregor under a consulting agreement with the Company pursuant to which he was retained from July 15, 1997 through December 31, 1997.

(8) The Board awarded Mr. McGregor this discretionary bonus after fiscal 1998 in recognition of the successful completion of a series of financing transactions in fiscal 1998 and fiscal 1999.

(9) Messrs. Hill and Laidley served as executive officers of the Company for a portion of the 1998 fiscal year, but as of June 30, 1998 did not serve in such capacity.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information relating to options to purchase Common Stock granted under the 1997 Incentive Plan to the executive officers named in the Summary Compensation Table above during fiscal year 1998.

                                               INDIVIDUAL GRANTS
                                NUMBER OF         % OF TOTAL
                              SECURITIES OF         OPTIONS
                               UNDERLYING         GRANTED TO        EXERCISE
                                 OPTIONS         EMPLOYEES IN       PRICE PER    EXPIRATION       GRANT DATE
NAME                             GRANTED        FISCAL YEAR(2)        SHARE         DATE       PRESENT VALUE(3)
----                          -------------    -----------------    ---------    ----------    ----------------
Stephen E. McGregor.........     250,000(1)           61%            $20.44       7/15/07         $4,180,504

---------------
(1) These options vest as follows: (i) 200,000 of these options vest in three equal annual installments commencing on July 15, 1998, and (ii) 50,000 of these options vest on July 15, 2006 unless before July 15, 2000 the closing price of the common stock of the Company is equal to or greater than $30 per share for 60 consecutive trading days, in which case the options will vest on such 60th consecutive trading day.

(2) Based on options to purchase a total of 416,000 shares of Common Stock granted under the 1997 Incentive Plan during fiscal 1998.

(3) The grant date value of stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility -- 112%; risk-free interest rate -- 5.79%; time of exercise -- 5 years; and no dividend yield.

AGGREGATED OPTION EXERCISES AND VALUES AS OF FISCAL YEAR END

     The following table sets forth certain information as of June 30, 1998 relating to option grants pursuant to the 1997 Incentive Plan (and predecessor incentive plans) to the executive officers named in the Summary Compensation Table above.

                                                                                         VALUE OF UNEXERCISED
                              NUMBER                       NUMBER OF UNEXERCISED         IN-THE MONEY-OPTIONS
                             OF SHARES                   OPTIONS AT JUNE 30, 1998         AT JUNE 30,1998(B)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Francis D. John...........        --              --      557,500        192,500      $3,514,063      $548,438
Stephen E. McGregor.......        --              --           --        250,000              --            --
Kenneth V. Huseman........        --              --      116,667         83,333         501,043       298,997
Danny R. Evatt............    30,000      $  273,750       15,000         20,000          60,938       101,563
Kenneth C. Hill...........        --              --       61,250         23,750         316,406       105,470
C. Ron Laidley............    60,000       1,725,000      110,000         35,000         812,500       203,125

---------------
(a) The dollar values in this column are calculated by determining the difference between the fair market value of the Company's common stock on the date of exercise of the relevant options and the exercise price of such options. The fair market value on the date of exercise is based on the last sale price of the Company's common stock on the NYSE or AMEX, as applicable, on such date.

(b) The dollar values in this column are calculated by determining the difference between the fair market value of the Company's common stock for which the relevant options are exercisable as of the end of the fiscal year and the exercise price of the options. The fair market value is based on the last sale price of the Company's common stock on the NYSE on June 30, 1998 of $13.125.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     Effective as of July 1, 1995, the Company entered into an employment agreement with Mr. John which provides that Mr. John will serve as President, Chief Executive Officer and a Director of the Company for a three-year term commencing July 1, 1995 and continuing until June 30, 1998, and thereafter the term will be automatically extended for successive one-year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under this agreement, Mr. John initially received base compensation of $325,000 per year and is eligible for (i) an annual incentive bonus of up to 30% of base compensation contingent upon the Company's achievement of goals to be set forth in a strategic plan to be developed by the Executive Committee of the Board of Directors, and (ii) additional bonuses in the discretion of the Board of Director's to recognize extraordinary performance by Mr. John or the Company. Base compensation is reviewed annually and has been (and may be in the future) increased (but not decreased) by the Board of Directors in its discretion. Mr. John's current annual base salary is $395,000. If during the term of the agreement Mr. John is terminated the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, (i) he will receive severance compensation equal to three times his base compensation in effect at the time of termination, payable in 36 equal monthly installments; provided, however, that if termination results from a change of control, severance compensation will be payable in a lump sum on the date of termination and (iii) all stock options granted through such date will automatically vest. Mr. John is also subject to restrictions on competition during the term of the agreement and, with certain exceptions, the severance period. Mr. John has waived his rights with respect to a change of control resulting from the WellTech Merger.

     Mr. Huseman has entered into an employment agreement with the Company effective as of August 3, 1996. This employment agreement is for a three-year term, commencing on March 29, 1996 and continuing until August 2, 1999, thereafter the term will be automatically extended for successive one-year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under this agreement, Mr. Huseman initially received base compensation of $180,000 per year and is eligible for an additional annual incentive bonus of up to 50% of his base compensation. Base compensation is reviewed annually and has been (and may be in the future) increased (but not decreased) by the Board of Directors in its discretion. Mr. Huseman's current annual base salary is $240,000. If during the term of his employment agreement, Mr. Huseman is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; provided, however, that if termination results from a change of control of the company, severance compensation will be payable in a lump sum on the date of termination. Mr. Huseman is also subject to restrictions on competition during the term of this agreement and, with certain exceptions, during the severance period.

     Mr. McGregor has entered into employment agreement with the Company effective as of January 1, 1998. This employment agreement commences on January 1, 1998 and continues until June 30, 2000. Thereafter the term will be automatically extended for successive one-year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under this agreement, Mr. McGregor initially received base compensation of $240,000 per year, and is eligible for an additional annual incentive bonus of up to 50% of his base compensation. Base compensation is reviewed annually and may be in the future increased (but not decreased) by the Board of Directors in its discretion. Mr. McGregor's current annual base salary is $240,000. If during the term of his employment agreement, Mr. McGregor is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to two times his base compensation in effect at the time of termination payable in equal installments over a 24-month period following termination; provided, however, that if termination results from a change of control of the company, severance compensation will be payable in a lump sum on the date of termination. Mr. McGregor is also subject to restrictions on competition during the term of this agreement and, with certain exceptions, during the severance period.

     The Company has also entered into an employment agreement effective as of July 1, 1995 with Mr. Evatt. Mr. Evatt's agreement originally provided that he would serve as the Company's Chief Accounting Officer and Treasurer for a three-year term commencing July 1, 1995, and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term. Under the agreement, Mr. Evatt initially received base compensation of $105,000 per year and is eligible to participate in an incentive compensation plan providing for cash bonuses up to 30% of his base compensation. Base compensation is reviewed annually and has been (and may be in the future) increased (but not decreased) by the Board of Directors in its discretion. Mr. Evatt's current annual base salary is $142,000. If during the term of his agreement Mr. Evatt is terminated by the Company for any reason other than for cause, or if Mr. Evatt terminates his employment because of a material breach by the Company, he will be entitled to receive severance compensation equal to his base compensation, payable in equal installments over a 12-month period following the termination. Mr. Evatt's agreement also contains restrictions on competition.

     Mr. Hill has entered into an employment agreement with the Company for a three-year term commencing on March 29, 1996 and continuing until March 29, 1999. Thereafter, the term will be automatically extended for successive one-year terms unless terminated no later than 30 days prior to the commencement of the next extension term. Under the agreement, Mr. Hill will receive a base compensation of $180,000 per year and will be eligible for an additional annual incentive bonus of up to 50% of his base compensation. Base compensation is reviewed annually and has been (and may be in the future) increased (but not decreased) by the Board of Directors in its discretion. Mr. Hill's current annual base salary is $190,000. If during the term of his employment agreement, Mr. Hill is terminated by the Company for any reason other than for cause, or if he terminates his employment because of a material breach by the Company or following a change of control of the Company, he will be entitled to severance compensation equal to one and one-half (1 1/2) times his base compensation in effect at the time of termination payable in equal installments over an 18-month period following termination. Mr. Hill also is subject to restrictions on competition during the term of his agreement and, with certain exceptions, during the severance period.

     The Company has also entered into an employment agreement as of July 1, 1995 with Mr. Laidley. Mr. Laidley's agreement provides that he will serve as President of Yale E. Key, Inc., a wholly owned subsidiary of the Company ("Yale
E. Key"), for a three-year term commencing July 1, 1995, and thereafter for successive one-year terms unless terminated 30 days prior to the commencement of an extension term, receive base compensation of $192,000 per year (subject to increase), participate in an incentive compensation plan providing for cash bonuses up to 50% of base compensation, and receive stock options under the Option Plan. If during the term of his agreement Mr. Laidley is terminated for any reason other than for cause or if he terminates his employment because of a material breach by Yale E. Key or following a change of control of Yale E. Key, he will be entitled to severance compensation equal to one and one-half (1 1/2) times his base compensation, payable in equal installments over an 18-month period following termination. Mr. Laidley's agreement contains restrictions on competition.

OTHER COMPENSATION

     The Company has no other deferred compensation, pension or retirement plans in which executive officers participate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On January 6, 1998, Marcum Natural Gas Services, Inc. ("Marcum Natural Gas"), a diversified provider of products and services to the natural gas industry and a company for which W. Phillip Marcum, one of the Directors of the Company and a member of the Compensation Committee, serves as Chairman of the Board, President and Chief Executive Officer, sold certain assets held by its wholly owned subsidiary, Marcum Gas Transmission, Inc. ("Marcum Gas Transmission"), to Odessa Incorporated, a wholly owned subsidiary of the Company ("Odessa"). Marcum Natural Gas sold the assets for a total consideration of $1,000,000,

$600,000 of which was paid by Odessa upon consummation of the agreement and $400,000 of which is payable in equal quarterly installments over the next two years. Marcum Natural Gas also granted Odessa a right of first refusal to participate in future projects developed by Marcum Gas Transmission on terms and conditions identical to those provided to Marcum Gas Transmission.

COMPENSATION COMMITTEE REPORT


     The Compensation Committee is responsible for establishing the Company's compensation philosophy and policies, setting the terms of and administering its option plans, reviewing and approving employment contracts and salary recommendations for executive officers and setting the compensation for the Chief Executive Officer. The Company's overall compensation philosophy is to align the financial interests of management with those of the Company's stockholders, taking into account the Company's expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, employment agreements with the executive officers approved by the Compensation Committee provide for compensation consisting of base salary, participation in an incentive compensation plan based upon performance and stock options and other stock-based awards. The Compensation Committee's decision to adopt the 1997 Incentive Plan and the Performance Compensation Plan, as well as prior stock-based incentive plans, was taken, in part, to align more closely the financial interests of executive officers and key employees with those of the Company's stockholders. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company's success, motivate these executives to perform to their full potential and enhance stockholder value.


     In approving base and incentive compensation levels for executive officers, the Compensation Committee has considered the actual results of operations with the Company's internal projections and target levels for revenues, income before taxes and extraordinary items, net income and earnings per share. The Compensation Committee determined that in each of the three years ended June 30, 1998, the Company exceeded its internal projections and target levels. The Compensation Committee believes that during this three-year period, salary increases and bonuses had been conservative and modest compared with the Company's performance, in large part due to the Compensation Committee's and the Board of Directors' conservative approach following the Company's successful reorganization in December 1992.

     The employment agreements with the Company's executive officers allow for significant bonuses in future years pursuant to the Company's management incentive bonus plan. Bonus awards under such plan are based upon achieving certain earnings goals and the attainment of individual qualitative goals relating to the employee's position and responsibilities. The Board of Directors determines the Company's overall earnings goals and, with the review and approval of the Compensation Committee, the Chief Executive Officer sets the earnings and individual qualitative goals for the Company's operating subsidiaries.


     The Compensation Committee has adopted the Performance Compensation Plan, subject to approval by stockholders at the Annual Meeting. Under the Performance Compensation Plan, for each fiscal year commencing with the Company's 1999 fiscal year, the formula for calculating the bonus to which an executive officer who is designated as a Participant may be deemed to be entitled will be determined based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share;
(c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and (i) attainment of balance sheet criteria, including but not limited to reduction(s) in long-term and short-term indebtedness.



     The Compensation Committee has concluded that the Performance Compensation Plan will provide appropriate incentives to senior management of the Company, and will be a fair and reasonable method upon which to base the incentive compensation of the executive officers of the Company who are designated as Participants in the Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to individual executive officers per taxable year unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan has been adopted by the Compensation Committee in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation. See "Approval Of The Performance Compensation Plan" and Exhibit B hereto.


     Fiscal year 1998 compensation for Mr. John as Chief Executive Officer and Chief Financial Officer consisted of a base salary of $395,000. Mr. John's base salary was set under the terms of his employment agreement. Mr. John's fiscal 1998 compensation was determined after consideration and analysis of, among other things, the Company's three year performance history and the relationship of the Company's performance to internal projections and targets, all of which were exceeded; the modest salary increases and conservative bonuses paid to Mr. John during the three year period prior to fiscal 1997; average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable; Mr. John's central role in the Company's successful reorganization and operating results since the reorganization; the Company's deferral of payment of emergence or success bonuses to Mr. John; the fact that Mr. John has identified, negotiated and structured numerous beneficial acquisitions and financings without payment of investment banking or finders' fees or receipt of bonuses with respect thereto; and Mr. John's agreement to forego designated and committed awards under the Company's previously existing stock-based incentive plans.

     Since the Company's reorganization in December 1992, total Stockholder value has increased from a negative net worth of $5.6 million at November 30, 1992 to a positive net worth of $154.9 million at June 30, 1998. In addition to leading the Company through its critical post-reorganization period, Mr. John strengthened the Company's position through strategic acquisitions, and by negotiating and structuring the Company's financings. Corporate overhead has remained low and staffing patterns lean. In these and other initiatives, Mr. John has enhanced the Company's ability to compete effectively and has positioned the Company to participate in future growth in the industry and to enhance stockholder value.

     The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of executive officers with those of the Company's stockholders and the Company's performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and Company performance.

                                          William Manly
                                          W. Phillip Marcum
                                          Morton Wolkowitz

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a chart comparing the yearly change in the Company's Common Stock against the S&P 500 Index and a peer group comprised of six of the Company's competitors (the "Peer Group").

                                           Key               S&P 500         Peer Group (2)
1993(1)                                  100.00              100.00              100.00
1994                                     129.41              101.41               79.97
1995                                     117.65              127.84               84.04
1996                                     194.12              161.08              156.74
1997                                     419.11              216.98              260.81
1998                                     308.82              282.42              209.42

---------------
(1) All values for the Company and the Peer Group are as of June 30 of the year presented.


(2) Peer Group consists of Dawson Production Services, Inc., Pool Energy Services Co., Grey Wolf, Inc.(formerly DI Industries, Inc.), Nabors Industries, Inc., Patterson Energy, Inc. and UTI Energy, Inc. Values are adjusted for dividends, when applicable.


CERTAIN TRANSACTIONS

     In order to assist Francis D. John, the Chairman of the Board, President and Chief Executive Officer of the Company, with the acquisition of and relocation to a new primary residence, the Company has provided to Mr. John interim or bridge loans in the aggregate amount of $2,350,000 pending Mr. John obtaining a mortgage financing from a financial institution, or other third party lender, or otherwise arranging for the repayment of such loans. Mr. John's indebtedness to the Company is evidenced by three (3) notes payable to the Company on demand, which bear interest on the principal balance outstanding thereunder at the rate equal to 125 basis points above the most recently published "London Interbank Offered Rates (LIBOR)" for one month contracts, redetermined on each monthly anniversary of the dates thereof. The notes provide that interest is due and payable upon the payment of any principal thereunder in the amount equal to accrued and unpaid interest calculated as described above on the amount of the principal payment being made. Payment of the notes is secured by a mortgage on the property in question executed by Mr. John in favor of the Company.

     Effective as of July 1, 1997, WellTech Eastern Inc., a wholly owned subsidiary of the Company ("WellTech Eastern"), entered into three real property leases with HIDCO Development Company, an entity in which Kenneth C. Hill, who served as a Vice President of the Company for a portion of the 1998 fiscal year, owns an interest. Each lease is a standard form triple-net lease, providing for a five-year term and monthly rental payments of $3,000. The leases enable WellTech Eastern to operate yards in Ripley, West Virginia, Indiana, Pennsylvania and Mt. Pleasant, Michigan.

     On January 6, 1998, Marcum Natural Gas Services, Inc. ("Marcum Natural Gas"), a diversified provider of products and services to the natural gas industry and a company for which W. Phillip Marcum, one of the Directors of the Company, serves as Chairman of the Board, President and Chief Executive Officer, sold certain assets held by its wholly owned subsidiary, Marcum Gas Transmission, Inc. ("Marcum Gas Transmission"), to Odessa Incorporated, a wholly owned subsidiary of the Company ("Odessa"). Marcum Natural Gas sold the assets for a total consideration of $1,000,000, $600,000 of which was paid by Odessa upon consummation of the agreement and $400,000 of which is payable in equal quarterly installments over the next two years. Marcum Natural Gas also granted Odessa a right of first refusal to participate in future projects developed by Marcum Gas Transmission on terms and conditions identical to those provided to Marcum Gas Transmission.

     During fiscal year 1998, the Company deposited $350,000 in a money market account as collateral to secure a bank loan made to a business entity in which Danny R. Evatt, Chief Information Officer and Vice President of Financial Operations of the Company, owns an interest. Such amount is still on deposit as collateral for the loan.

AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick"), certified public accounting firm, has served as the Company's independent auditor for several years. Although management anticipates that this relationship will continue during fiscal 1999, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of Peat Marwick inasmuch as no such action is legally required. A representative of Peat Marwick plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he so desires, although it is not expected that any statement will be made.

     The Audit Committee of the Board of Directors assists the Board of Directors in assuring that the Company's accounting and reporting practices are in accordance with applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter that the Audit Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders also are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, the Company is not aware of any failure, during the fiscal year ended June 30, 1998 or prior fiscal years, by its Directors, executive officers or 10% stockholders to comply with Section 16(a) filing requirements applicable to such individuals, other than with respect to three transactions consummated by Mr. Manly that should have been reported in 1992 and 1993. These transactions, which were reported by Mr. Manly on a Form 5 filed on August 14, 1998, were as follows: the purchase of 1,011 shares on December 11, 1992, the purchase of 1,520 shares on January 6, 1993, and the purchase of 178 shares on an unknown date.

LIMITATION ON INCORPORATION BY REFERENCE

     Notwithstanding any reference in prior or future filings by the Company with the Commission that purport to incorporate this Proxy Statement by reference into another filing, such incorporation shall not include any material herein under the captions "Other Information -- Compensation Committee Report" or "Other Information -- Comparative Performance Graph."

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their best judgment on such matters.

     The Company expects to hold its 1999 Annual Meeting on or about December 7, 1999. A Stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the Company's 1999 proxy statement relating to that meeting must submit such proposal by July 9, 1999. For the proposal to be included in the proxy statement, the Stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the General Counsel.

     The Company's Annual Report to Stockholders covering the fiscal year ended June 30, 1998 has been mailed to each Stockholder entitled to vote at the Annual Meeting or accompanies this Proxy Statement.

                                          By Order of the Board of Directors

                                          Francis D. John
                                          Chairman of the Board, President and
                                          Chief Executive Officer

November   , 1998

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             KEY ENERGY GROUP, INC.

     Key Energy Group, Inc., a Maryland corporation (the "Corporation"), certifies to the Maryland Department of Assessments and Taxation as follows:

     (1) The Corporation desires to amend its Amended and Restated Articles of Incorporation as are currently in effect (the "Articles of Incorporation") in accordance with Section 2-601 and 2-602 of the Maryland General Corporation Law.

     (2) These Articles of Amendment amend Article SECOND of the Amended and Restated Articles of Incorporation of the Corporation.

     (3) The Board of Directors of the Corporation, by unanimous written consent effective as of October 30, 1998, adopted a resolution that these Articles of Amendment shall be submitted for shareholder approval as being advisable and in the best interests of the Corporation.

     (4) These Articles of Amendment were duly adopted by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at the Corporation's Annual Meeting held on December 8, 1998.

     Article SECOND of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

     SECOND: The name of the corporation is:

                           KEY ENERGY SERVICES, INC.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its
Secretary on December   , 1998.

--------------------------------------------       --------------------------------------------
Jack D. Loftis, Jr., Secretary                     Francis D. John, President


     THE UNDERSIGNED, President of Key Energy Group, Inc., who executed on behalf of the Corporation these Articles of Amendment, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are to be the corporate act of the Corporation and hereby certifies that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.


                                            ------------------------------------
                                            Francis D. John, President

                                                                       EXHIBIT B



                             KEY ENERGY GROUP, INC.


                         PERFORMANCE COMPENSATION PLAN


                       (EFFECTIVE AS OF JANUARY 1, 1999)



     Section 1. PURPOSE. The purposes of the Key Energy Group, Inc. Performance Compensation Plan (the "Plan") are (i) to compensate executive officers of Key Energy Group, Inc. (the "Company") on an individual basis for significant contributions to the Company and its subsidiaries, (ii) to encourage such executive officers to remain in the employ of the Company and (iii) to qualify any compensation paid under the Plan for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent deemed appropriate by the Compensation Committee of the Board of Directors of the Company.



     Section 2. TERM. The Plan shall be effective as of January 1, 1999 (the "Effective Date"), and shall be applicable for the Company's fiscal year ending on June 30, 1999 and for the five (5) full fiscal years of the Company ending June 30, 2004, unless earlier terminated by the Company pursuant to Section 8.



     Section 3. COVERAGE. For purposes of the Plan, the term "Participant" shall include for each fiscal year each executive officer so designated by the Compensation Committee within 90 days following either (i) the Effective Date of the Plan or (ii) the first day of such fiscal year, as the case may be. As used herein, the term "Company" includes both the Company and its subsidiaries, unless the context otherwise requires, and the term "executive officer" shall mean those individuals so designated by the Board from time to time.



     Section 4.  ANNUAL BONUS.



     Section 4.1. For each fiscal year of the Company, each Participant shall be entitled to receive an award of a bonus (the "Bonus") in an amount not to exceed the amount provided for in Sections 4.2 and 5.1. The amount of the Bonus which a Participant shall be eligible to earn under the Plan will be dependent upon, among other things, the attainment by the Participant of specified performance and other targets related to designated performance and other goals selected by the Compensation Committee.



     Section 4.2. For each fiscal year, the formula for calculating the Bonus shall be determined by the Compensation Committee in writing, by resolution of the Compensation Committee or other appropriate action, not later than 90 days after (i) the Effective Date of the Plan or (ii) the commencement of such fiscal year, as the case may be. Such formula shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and
(i) attainment of balance sheet criteria, including but not limited to reduction(s) in long-term and short-term indebtedness.



     Section 4.3. As a condition to the right of a Participant to receive any Bonus under this Plan, the Compensation Committee shall first be required to certify in writing, by resolution of the Compensation Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of this Plan.



     Section 4.4 The Compensation Committee shall have the right to reduce the Bonus of any Participant in its sole discretion at any time and for any reason prior to the certification of the Bonus otherwise payable to such Participant pursuant to Section 4.3 hereof.



     Section 5.  ALLOCATIONS.



     5.1 Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant's Bonus; provided, however, that the aggregate amount(s) of any Bonus or Bonuses which may be paid in any year pursuant to the Plan shall not exceed an amount which would cause the cost of the Plan for any fiscal year to amount to more than 10% of the

Company's average annual income before taxes for the Company five (5) full fiscal years preceding the Effective Date of the Plan.



     5.2 Notwithstanding anything in Section 5.1 to the contrary, any Participant who ceases to be an executive officer for any reason prior to the end of such fiscal year shall be entitled to a Bonus computed as follows: A Bonus first shall be computed as if such Participant had been an executive officer for the full fiscal year, and such bonus then shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be an executive officer and the denominator of which shall be the number of days in the fiscal year. If a Participant ceases to be an executive officer after the end of the fiscal year in respect of which such Bonus is payable, the amounts thereof nonetheless shall be payable to him or his estate, as the case may be.



     5.3 Except as hereinafter provided, Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year.



     5.4 The Compensation Committee may determine that payment of a portion of the Bonuses shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Compensation Committee may also define such other conditions of payments of Bonuses as it may deem desirable in carrying out the purposes of the Plan.



     Section 6. ADMINISTRATION AND INTERPRETATION. The Plan shall be administered by the Compensation Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to carry it into effect. Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Compensation Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Compensation Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.



     Section 7. ADMINISTRATIVE EXPENSES. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.



     Section 8. AMENDMENT OR TERMINATION. The Compensation Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.



     Section 9. NO ASSIGNMENT. The rights hereunder, including without limitation rights to receive a Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by an employee of the Company (except by testamentary disposition or intestate succession), and, during the lifetime of any recipient, any payment of a Bonus shall be payable only to such recipient.



     Section 10. THE COMPANY. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.



     Section 11. STOCKHOLDER APPROVAL. This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the stockholders of the Company at the 1998 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a Participant to receive any Bonus hereunder.